Exhibit 23(b)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-103744-09) and related Prospectus of United Rentals (North America), Inc. for the registration of $210,000,000 of 10 3/4% Senior Notes due 2008 and to the incorporation by reference therein of our report dated February 20, 2003 (except note 14, as to which the date is June 23, 2003), with respect to the consolidated financial statements and schedules of United Rentals, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

MetroPark, New Jersey

June 23, 2003